Exhibit 99.1

Contact:

Stephen S. Galliker

Executive Vice President Finance and Administration, CFO

Dyax Corp.

(617) 250-5733

ssg@dyax.com

Dyax Corp. Announces Second Quarter 2004

Financial Results

CAMBRIDGE, MA, August 4, 2004 — Dyax Corp. (Nasdaq: DYAX) today announced financial results for the second quarter ended June 30, 2004.

Financial Results:

For the quarter ended June 30, 2004, the Company reported a net loss from continuing operations of $8.2 million or $0.26 per share, as compared to a net loss from continuing operations of $5.6 million or $0.23 per share for the comparable quarter of 2003. For the six months ended June 30, 2004, the Company reported a net loss from continuing operations of $15.6 million or $0.50 per share, as compared to a net loss from continuing operations of $11.4 million or $0.51 per share for the comparable six month period in 2003.  Dyax ended the second quarter with $66.2 million in cash, cash equivalents and marketable securities, exclusive of restricted and escrowed cash, which is an increase of approximately $29.7 million since December 31, 2003.  This increase reflects net proceeds of approximately $44.7 million from the Company’s common stock offering that closed in early January 2004.

Revenue for quarter ended June 30, 2004 increased 22% to $4.1 million as compared to $3.3 million for the same period in 2003. Revenue for the six month period ended June 30, 2004 increased 36% to $9.8 million as compared to $7.2 million for the comparable six month period in 2003.  For both periods, these increases were primarily due to an increase in revenue arising from Dyax’s DX-890 product collaboration with Debiopharm S.A.. Revenue associated with the Debiopharm product collaboration may vary substantially from quarter to quarter due to the timing of production activities.

For the quarter ended June 30, 2004, net research and development expenses increased to $7.2 million as compared to $5.3 million for the comparable period in 2003.  For the six months ended

June 30, 2004, net research and development expenses increased to $16.0 million as compared to $11.9 million for the comparable period in 2003.  The $1.9 million increase in net research and development expenses for the second quarter ended June 30, 2004 was primarily due to an increase of $1.3 million recognized as reimbursable manufacturing expenses under Dyax’s DX-890 product collaboration with Debiopharm, an increase of approximately $360,000 in manufacturing expenses related to DX-88 for the HAE indication, increases in licensing expenses and personnel costs of approximately $300,000 each, and an aggregate of approximately $830,000 from smaller increases in other preclinical and discovery research expenses. These increases were partially offset by a $1.5 million increase (to $2.3 million) in net reimbursements from Kallikrein LLC, Dyax’s joint venture with Genzyme Corporation, which represent costs  associated with the clinical development of DX-88 for the treatment of hereditary angioedema (HAE).

Commenting on Dyax’s progress, Henry E. Blair, Chairman, President and CEO said, “Most notable during Dyax’s second quarter was the announcement, in collaboration with Genzyme, of positive topline results from our phase II, 48-patient placebo-controlled clinical trial of DX-88 for the treatment of HAE.  We are confident that DX-88 is the most advanced potential new treatment for hereditary angioedema, and we look forward to a meeting with the FDA before year end to discuss a registration path, potentially based on our cumulative Phase II results.” Mr. Blair continued, “We are also preparing to launch DX-88 into additional clinical trials for use during on-pump open heart surgery. This is a program that Dyax owns outright and based on very positive Phase I/II results, we believe it has strong potential.  We remain focused on the value of our three current clinical development programs as well as future clinical candidates coming from our growing pipeline.”

Commenting on the second quarter of 2004, Stephen Galliker, Executive Vice President Finance & Administration and Chief Financial Officer, said “Our current capital position will continue to support and advance our clinical and preclinical development programs as planned. For the remainder of 2004, we will continue to leverage our phage display technology into revenue generating collaborations, such as we have recently done by entering into antibody discovery agreements with Amgen and Genzyme. We expect net cash consumption for the year 2004 to be approximately $25 million, and we will continue to carefully manage cash requirements.”

Webcast and Conference Call

Dyax Corp. will host a webcast and conference call, including an open question and answer session to discuss second quarter 2004 financial results and company progress:

Date:	Wednesday, August 4, 2004
Time:	10:00 a.m. EST
Telephone Access:	Domestic callers, dial 800-967-7138
International callers, dial 719-457-2628

Online Access:	Go to the Investor Relations section of the Dyax website (www.dyax.com) and follow instructions for live webcast. Participants may register in advance.

A replay of the conference call will be available through August 18, 2004 and can be accessed by dialing 888-203-1112. International callers should dial 719-457-0820.  The replay passcode I.D. for all callers is 151326.  The webcast will be archived on the Dyax website for an indefinite period of time.

Dyax Corp.

Dyax Corp. is a biopharmaceutical company focused on the discovery, development and commercialization of antibodies, small proteins and peptides as therapeutic products for unmet medical needs, particularly in the areas of inflammation and oncology.

Two recombinant small proteins discovered by Dyax are currently in phase II clinical trials.  In collaboration with Genzyme Corporation, Dyax has completed a phase II, 48-patient placebo-controlled clinical trial of DX-88 for the treatment of hereditary angioedema (HAE) and is currently conducting an open-label repeat dose phase II clinical trial with investigational sites in the United States and worldwide. Dyax has also completed phase I/II trials for the potential use of DX-88 during open-heart surgery, specifically on-pump coronary artery bypass grafting (CABG) procedures.  Dyax’s collaborator for DX-890, Debiopharm SA, has completed phase IIa clinical trials for the potential treatment of cystic fibrosis.

Both DX-88 and DX-890 were identified using Dyax’s patented phage display technology, which rapidly selects compounds that bind with high affinity and specificity to therapeutic targets. This powerful discovery engine is being used to build a pipeline of drug candidates that may be advanced into clinical development by Dyax and/or in partnership with other companies. Dyax leverages its technology broadly with over 75 revenue-generating licenses and collaborations for therapeutic discovery, as well as in non-core areas such as affinity separations, diagnostic imaging, and research reagents. For online information about Dyax Corp., please visit www.dyax.com.

Dyax Disclaimer

This press release contains forward-looking statements regarding Dyax Corp., including statements regarding its revenues, results of operations, financial position, research and development expenditures and programs, clinical trials, regulatory review and collaborations. Statements that are not historical facts are based on Dyax’s current expectations, beliefs, assumptions, estimates, forecasts and projections for Dyax and the industry and markets in which Dyax competes. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements because of  uncertainty associated with various factors, including the timing and results of clinical trials, Dyax’s ability to develop and commercialize products, its dependence on collaborators for development, clinical trials, manufacturing, sales and distribution of products developed by Dyax or licensed to collaborators, its changing requirements and costs associated with planned development activities, intense competition for therapeutic products, the uncertainty of patent and intellectual property protection, the uncertainty of regulatory approvals for Dyax products, the impact of future alliances or transactions involving Dyax or others, and other risk factors described or referred to in Dyax’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Dyax cautions investors not to place undue reliance on the forward-looking statements contained in this release.  These statements speak only as of the date of this release, and Dyax undertakes no obligation to update or revise these statements, except as may be required by law.

Dyax and the Dyax logo are the registered trademarks of Dyax Corp.

-                    financial tables follow -

DYAX CORP.

SELECTED CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

Product development and license fee revenues	$4,074,000	$3,348,000	$9,771,000	$7,204,000

Operating expenses:
Research and development	9,499,000	6,091,000	19,831,000	12,757,000
less: Research and development expenses reimbursed by joint venture	(2,299,000)	(833,000)	(3,809,000)	(833,000)
Equity loss in joint venture	1,334,000	—	2,216,000	—
General and administrative	3,686,000	3,444,000	6,961,000	6,176,000
Total operating expenses	12,220,000	8,702,000	25,199,000	18,100,000

Loss from operations	(8,146,000)	(5,354,000)	(15,428,000)	(10,896,000)
Other income (expense), net	(30,000)	(289,000)	(183,000)	(542,000)
Loss from continuing operations	(8,176,000)	(5,643,000)	(15,611,000)	(11,438,000)

Loss from discontinued operations of Biotage LLC	—	(426,000)	—	(1,010,000)

Net Loss	$(8,176,000)	$(6,069,000)	$(15,611,000)	$(12,448,000)

Basic and diluted net loss per share
Loss from continuing operations	$(0.26)	$(0.23)	$(0.50)	$(0.51)
Loss from discontinued operations of Biotage LLC	$—	$(0.02)	$—	$(0.05)
Net Loss	$(0.26)	$(0.25)	$(0.50)	$(0.55)

Weighted average number of shares used in computing basic and diluted net loss per share	31,192,423	24,479,314	30,916,949	22,440,252

SELECTED CONSOLIDATED BALANCE SHEET INFORMATION
(Unaudited)

			June 30, 2004	December 31, 2003

Cash and cash equivalents			$32,315,000	$36,508,000
Marketable Securities			33,908,000	—
Restricted cash			5,098,000	5,213,000
Working capital			59,917,000	27,454,000
Total assets			92,489,000	69,286,000
Stockholders’ equity			64,877,000	33,945,000